Exhibit 10.29

Director* Compensation Summary

2005 Annual Retainer

$10,000 paid in equal quarterly installments

Meeting Fees

For each meeting of the board of directors of Greene County Bancshares, Inc. (the “Company”) a director receives $600, including payment for up to two missed meetings. Directors must be present at special meetings to be paid.

For each meeting of the board of directors of Greene County Bank (the “Bank”) a director receives $600, including payment for up to two missed meetings.

Committee Meeting Fees

Members of the Executive Committee of the Bank’s board of directors receive $450 for each twice-monthly meeting of the Executive Committee that they attend. Each of the two permanent members of the Executive Committee, Messrs Bachman and Daniels, also receive an annual retainer of $1,500, payable in equal quarterly installments.

Members of the joint Audit Committee of the Bank’s and the Company’s boards of directors receive $450 per meeting as well as an annual retainer fee of $1,500 paid in equal quarterly installments. The chairman of the Audit Committee also receives an annual retainer of $3,000.

Directors receive $300 per meeting for all other committee meetings attended.

Deferred Compensation

Directors are permitted to defer their director fees pursuant to deferred compensation plans adopted by the Bank and the Company. Under the original deferred compensation plan, interest is credited on the account balances of the participating directors monthly by the Bank at an annual rate of 10% compounded monthly until a separation from service, and, thereafter, at an annual rate of 7.5% compounded monthly. Under the second plan, which was adopted in September 2004 and then amended in December 2005 to comply Section 409A of the Internal Revenue Code of 1986, as amended, directors are permitted to defer additional board and committee meeting fees, beyond those being deferred under the original plan, into certain investment vehicles, including a “deemed” investment in the Company’s common stock.

Equity Incentives

Each director is eligible to participate in the Company’s 2004 Long-Term Incentive Plan.

*Includes directors that are also employees of the Company or the Bank.

Named Executive Officer Compensation Summary

The following 2006 base salaries have been approved for payment to those persons who are expected to be the Company’s named executive officers for the year ended December 31, 2006 and the following cash bonuses were paid for 2005 performance:

Name	Title	Salary	2005 Bonus

R. Stan Puckett	Chairman of the Board and Chief Executive Officer of the Company and the Bank	$265,000	$195,040

Kenneth R. Vaught	President and Chief Operating Officer of the Company and the Bank	$225,000	$132,800

James E. Adams	Senior Vice President, Chief Financial Officer and Assistant Secretary of the Company and the Bank	$175,000	$35,000	(1)

Steve L. Droke	Senior Vice President and Chief Credit Officer of the Bank	$155,000	$40,000

Ronald E. Mayberry	Regional President Sumner, Rutherford and Lawrence Counties	$172,000	$9,900

(1) Reflects an initial sign-on bonus paid on December 15, 2005.

Bonus

Each named executive officer is also eligible to participate in the Company’s cash bonus plan. Any bonus earned is typically paid in the first quarter of the year following the year in which the bonus is earned.

Equity Based Incentives

The named executive officers are also eligible to participate in the Company’s 2004 Long-Term Incentive Plan.

Benefits

The named executive officers are also eligible to participate in the Company’s and the Bank’s broad-based benefit programs generally available to the Company’s and the Bank’s employees, including the health, disability and life insurance programs and may defer a portion of their base salary and bonus under the terms of a deferred compensation plan available to the Company’s executive officers and members of senior management.

Additional Information

The foregoing information is summary in nature. Additional information regarding director and named executive officer compensation will be included in the Company’s proxy statement for the Company’s 2006 annual meeting.